Exhibit 99.1

Media Contact: Patrick Wilkison Vice President, Marketing and Business Development (949) 476-1180 pwilkison@stec-inc.com	Investors and Financial Media Contact: Mitch Gellman Director, Investor Relations (949) 260-8328 ir@stec-inc.com

STEC Announces First Quarter 2007 Results

SANTA ANA, Calif., May 14, 2007 – STEC, Inc. (Nasdaq:STEC), announced today its financial results for the quarter ended March 31, 2007.

Revenue for the first quarter of 2007 was $47.2 million, an increase of 16.8% from $40.4 million for the first quarter of 2006, and a decrease of 36.5% from $74.3 million for the fourth quarter of 2006. Gross profit margin was 30.6% for the first quarter of 2007, compared to 22.7% for the first quarter of 2006, and 33.9% for the fourth quarter of 2006. Diluted earnings per share was $0.04 for the first quarter of 2007, compared to $0.02 for the first quarter of 2006, and $0.19 for the fourth quarter of 2006. In addition, diluted earnings per share from discontinued operations was $0.09 for the first quarter of 2007, comprised of break-even operating results from the Consumer Division from January 1, 2007 to the date of the sale, and $0.09 of diluted earnings per share related to the gain on the sale of the division.

In the first quarter of 2007, the company incurred $489,000 of after-tax expenses ($0.01 per diluted share) related to start-up costs for the company’s new Malaysian manufacturing facility, set-up costs related to global tax structuring and first-year Sarbanes-Oxley implementation costs. On February 9, 2007, the company divested its Consumer Division and all financial information related to the Consumer Division is now reported as discontinued operations.

Business Outlook

“During the first quarter we executed on one of our primary long-term goals, divesting our Consumer Division, which eliminates the inherent risks associated with the retail business,” said Manouch Moshayedi, STEC’s chairman and CEO. “In the process, we have become a much more focused company and our core management team and operating staff are now concentrating on the execution of our long-term mission to build on our leadership position in the DRAM memory, OEM Flash memory and, in particular, the Solid State Drive (SSD) markets specifically directed at enterprise servers and storage, military and industrial applications. In addition, we have freed up significant capital previously tied up in the working capital of our former Consumer Division, which, coupled with the proceeds of the sale itself, gives us more than $100 million in cash to invest in our future.

Still profitable despite DRAM and Flash industry challenges

“The overall markets themselves have posed challenges recently with DRAM and Flash component prices having dropped by more than 50% since the beginning of the year. In addition, our largest DRAM customer is still working through an abnormally high level of inventory. In light of these factors, we are pleased that we were able to maintain profitability during the first quarter of 2007.

Guidance

“We expect these near-term challenges to impact the second quarter of 2007, and we are currently forecasting our revenue in the second quarter of 2007 to range from $41 million to $43 million with diluted EPS of $0.01 to $0.03. However, we remain enthusiastic about our future in the ever-expanding SSD markets and our corporate cost reduction and tax reduction initiatives, both of which we expect will enable significantly improved long-term results.

Continued investment in Flash and SSD

“We continue to invest heavily in research and development (R&D) for SSD controllers where we believe we have a significant head start in technology and IP over our closest competitors. Even at this early stage of the SSD market, the advantages of this technology are being clearly defined in at least three distinct market segments. First, where ultra-high throughput solutions are sought, our SSDs provide enormous and measurable performance advantages and cost savings over alternative hard-drive products, such as enterprise- server and -storage applications. Second, where ‘ruggedized’ drive solutions are critical for data retention, SSDs provide unparalleled durability in military and industrial applications. And finally in the early adoption PC, mobile computing and consumer-related markets that require low-costs and small-form factors, the cost-benefit comparison to traditional HDD solutions is becoming increasingly compelling. In the emerging SSD markets for PC- and mobile-computing and consumer-related markets, we hope to establish possible partnership opportunities with Flash semiconductor manufacturers who could potentially leverage our IP in hardware, firmware, manufacturing and testing while utilizing their low-cost Flash components and customer relationships to bring to market the best technology at the most competitive price. We see opportunities to leverage our SSD expertise across each of these three markets where we believe our technology can outperform existing solutions.

“Throughout the first part of 2007 we have been testing and qualifying our “Zeus IOPS” class of SSD products in significant opportunities at multiple enterprise server and storage customers. We have received positive reviews about our proprietary technology from these customers and their commitment to continue qualification of our products in their applications which we believe will lead to significant revenue and profits by 2008.

“We believe that we provide the leading technology in the high-throughput, high-IOPS, SSD market and with our continued commitment to R&D, we believe that we can build on our leadership position for the foreseeable future. Today we have over 100 engineers in the US, UK, Taiwan and Malaysia working together to develop the best SSD solutions for an already wide range of customer needs. We are preparing for high-volume production of our SSD products and we should be able to see the benefits of our extensive R&D efforts in the near term. We believe the SSD market will continue to develop over the next few years, aided by the continuation of the decline in Flash component pricing, with the overall unit volumes continuing to grow over the next several years.

Malaysia initiative

“We continue to make significant progress at our Malaysia manufacturing facility where we have installed three manufacturing lines in our temporary 25,000 sq/ft facility. We are currently testing and calibrating our equipment and training our personnel while construction of our permanent facility is underway, which is scheduled to be completed approximately at the end of 2007. As we have discussed in the past, we expect to realize significant benefits in the long-term from our Malaysian operations in the form of lower average costs of production and development as well as significant tax benefits both of which will be key to reaching our performance goals in the future.”

Conference Call

STEC will hold an open conference call to discuss results for the first quarter of 2007. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” the home page www.stec-inc.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc., designs, develops, manufactures and markets custom memory solutions based on Flash memory and DRAM technologies. For information about STEC and to subscribe to the company’s “Email Alert” service, please visit our web site at www.stec-inc.com, click “Investors” and then “Email Alert.”

The STEC logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1079

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our focus and concentrating on the execution of our long-term mission to build on our leadership position in the DRAM memory, OEM Flash memory and SSD markets; cash reserves to invest in our future; near-term challenges expected to impact the second quarter of 2007; revenue and diluted earnings per share guidance for the second quarter of 2007; enthusiasm about our future in the SSD markets and our corporate cost reduction and tax reduction initiatives, and expectation that such initiatives will enable significantly improved long-term results; continued heavy investment in research and development for SSD controllers, belief we have a significant head start in SSD controller technology and IP over our closest competitors; the advantages of SSD controller technology in at least three distinct market segments; hope to establish possible partnerships opportunities with Flash semiconductor manufacturers to leverage our IP in hardware, firmware, manufacturing and testing while utilizing their low cost Flash components and customer relationships to bring to market the best technology at the most competitive price; opportunities to leverage our SSD expertise across three markets where we believe our technology can outperform existing solutions; customers commitments to continue qualification of our products in their applications and belief that will lead to significant revenue and profits by 2008; belief that we provide the leading technology in the high-throughput, high-IOPS, SSD market and belief we can build on our leadership position for the foreseeable future; preparation for high-volume production of our SSD products, seeing the benefits of our extensive R&D efforts in the near term; belief the SSD market will continue to develop over the next few years; scheduled completion date of the construction of our Malaysia facility; and the expected long-term benefits from our Malaysian operations. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by the company, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: we may not realize the expected benefits of the divestiture of the Consumer Division; disruptions from the Consumer Division transaction could make it more difficult to maintain relationships with customers and employees; changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future; our backlog may not result in future revenue; excess inventory held by our customers may reduce future demand for our products; we may not realized the expected benefits from our operations in Malaysia; unexpected delays in or increased cost associated with the construction of our Malaysia production facility; unexpected delays in the qualification process of our products with customers; our growth initiatives may not be successfully implemented; slower than expected expansion of our international business; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have and may undertake in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; interruptions or delays at the semiconductor manufacturing facilities that supply components to us; higher than expected operating expenses; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins; new customer and supplier relationships may not be implemented successfully; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact customer confidence and hence reduce demand for our products. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

STEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS:
Current Assets:
Cash and cash equivalents	$100,675	$40,907
Accounts receivable, net of allowances of $845 at March 31, 2007 and $1,620 at December 31, 2006	26,190	34,823
Inventory, net	49,058	51,453
Deferred income taxes	437	1,521
Assets of discontinued operation	—	57,880
Other current assets	3,960	1,691

Total current assets	180,320	188,275

Furniture, fixtures and equipment, net	14,905	11,696
Intangible assets	1,343	1,439
Goodwill	1,682	1,682
Other long-term assets	573	423
Deferred income taxes	3,926	2,973
Long-term assets of discontinued operations	—	168

Total assets	$202,749	$206,656

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$15,910	$21,104
Accrued and other liabilities	5,540	7,111
Liabilities of discontinued operation	—	12,427

Total liabilities	21,450	40,642

Long-term income taxes	1,285	—

Commitments and contingencies
Shareholders’ Equity:
Common stock	50	49
Additional paid-in capital	135,716	128,353
Retained earnings	44,248	37,612

Total shareholders’ equity	180,014	166,014

Total liabilities and shareholders’ equity	$202,749	$206,656

STEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenues	$47,204	$40,433
Cost of revenues	32,779	31,264

Gross profit	14,425	9,169

Sales and marketing	4,433	3,008
General and administrative	3,833	2,913
Research and development	3,699	2,020

Total operating expenses	11,965	7,941
Operating income	2,460	1,228
Interest income	761	475

Income from continuing operations before provision for income taxes	3,221	1,703
Provision for income taxes	1,168	582

Income from continuing operations	$2,053	$1,121
Discontinued operations:
Income (loss) from operations of Consumer Division (including gain on disposal of $7,967)	7,723	(133)
Income tax (provision) benefit	(3,066)	53

Income (loss) on discontinued operations	4,657	(80)

Net income	$6,710	$1,041

Net income per share:
Basic:
Continuing operations	$0.04	$0.02
Discontinued operations	$0.10	$—

Total	$0.14	$0.02

Diluted:
Continuing operations	$0.04	$0.02
Discontinued operations	$0.09	$—

Total	$0.13	$0.02

Shares used in net income per share computation:
Basic	48,924	45,149

Diluted	51,696	46,207